Exhibit 4.5

ALCON SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FOR

ALCON HOLDINGS INC.

AND

AFFILIATED ENTITIES

EFFECTIVE JANUARY 1, 2004

ALCON SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FOR

ALCON HOLDINGS INC.

AND

AFFILIATED COMPANIES

EFFECTIVE JANUARY 1, 2004

TABLE OF CONTENTS

ARTICLE I: PLAN DESCRIPTION..............................................................................................I-1
ARTICLE II: DEFINITIONS.........................................................................................................II-1
ARTICLE III: ASERP BENEFITS................................................................................................III-1

ARTICLE VII: AUTHORITY TO ADMINISTER........................................................................VII-1
ARTICLE VIII: SOURCE OF BENEFITS..................................................................................VIII-1
ARTICLE IX: MISCELLANOUS..................................................................................................IX-1
ARTICLE X: SIGNATURE AND ATTESTATION........................................................................X-1

THE

ALCON SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FOR

ALCON HOLDINGS INC.

AND

AFFILIATED COMPANIES

EFFECTIVE JANUARY 1, 2004

ARTICLE I: PLAN DESCRIPTION

          The Alcon Supplemental Executive Retirement Plan (ASERP) is an unfunded retirement plan with certain death and disability benefits. Participation is limited to a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ASERP Participants”) of Alcon Holdings Inc. and its related affiliates who adopt the ASERP and agree to pay the amounts necessary to fulfill their obligation for administrative expenses and benefits under ASERP.

END OF ARTICLE I

ARTICLE II: DEFINITIONS

          For purposes of the ASERP, the following definitions shall apply unless the context requires otherwise:
2.01.....“Actuarial	Assumptions” means the interest rate, mortality assumptions or any other statistically derived rate or index commonly used by the actuaries for Alcon Holdings Inc. on a consistent basis in determining its accrued liabilities under the ASERP for financial accounting purposes. It is intended that the Moody’s AA Corporate Bond Rate will be the interest rate used for this purpose; however, if GAAP reporting requirements mandate that another interest rate be used to calculate the liabilities under the ASERP, use of such rate will be considered for calculating benefits.

2.02	“Alcon Affiliated Company” means any legal entity directly or indirectly owned or controlled by Alcon Holdings Inc.

                                                                   2.03     "Annual Benefit Accrual Rate" means one point five percent (1.5%).
2.04	“Applicable Penalty Percentage” means the percentage by which an ASERP Participant’s Normal Retirement Benefit will be reduced based upon the ASERP Participant’s age on the date of separation from service as determined pursuant to subparagraph 3.01 (b)(ii).

2.05	“ASERP Benefit(s)” means the Normal Retirement Benefit or Reduced Normal Retirement due an ASERP Participant or Surviving Spouse, as a result of termination of employment of an ASERP Participant with a Vested Benefit, or an Eligible Employee’s Disability or death while employed by an Alcon Affiliated Company or upon a Change of Control.

2.06	“ASERP Committee” means the Chief Executive Officer and Chief Financial Officer of Alcon Holdings Inc. or any other persons appointed by the Board of Directors of Alcon Holdings Inc. who have been delegated authority to administer this ASERP.

2.07	“ASERP Participant” means an Eligible Employee who has been designated as an ASERP Participant by the ASERP Committee in its sole and absolute discretion. An ASERP Participant shall also mean (i) a retired or terminated employee who continues to be entitled to retirement benefits under the ASERP after separation from service and (ii) an individual who was designated as an Eligible Employee but who is no longer designated as such but who has become entitled to a Vested Benefit.

2.08	“Average Annual Compensation” means one-third (1/3) of the ASERP Participant’s aggregate annual base salary in effect the year of such ASERP Participant’s separation from service or Disability and for the two (2) years preceding such ASERP Participant’s separation from service or Disability and the cash performance bonus paid in each of said three (3) years for which the annual base salary is being determined, if any. For a former Eligible Employee, who loses his eligibility, but has a Vested Benefit at the time he/she is no longer an Eligible Employee, Average Annual Compensation shall be one-third (1/3) of the former Eligible Employee’s aggregate annual base salary applicable and cash performance bonus paid, if any, for the last 3 years as an Eligible Employee.

2.09	“Benefit Percentage” means the ASERP Participant’s accrued benefit (as a percentage of Average Annual Compensation) determined by multiplying Years of Service times the Annual Benefit Accrual Rate in accordance with the provisions of this Plan document after the ASERP Participant has a Vested Benefit. The Benefit Percentage may never exceed twenty (20) times the Annual Benefit Accrual Rate.

2.10	“Disability” shall mean a condition arising out of any injury or disease which the disability insurance carrier and/or the employer determines is permanent and prevents an ASERP Participant from engaging in any occupation with an Alcon Affiliated Company commensurate with the ASERP Participant’s education, training, and experience, excluding:

(a)	any condition incurred as a result of or incidental to a criminal act perpetrated by the ASERP Participant; and

(b)	any condition resulting from excessive use of alcohol, drugs or narcotics or from willful, self-inflicted injury; provided, however, that a condition shall constitute a Disability only if the ASERP Participant incurs such condition prior to the termination of his/her employment with all Alcon Affiliated Companies.

                                                                   2.11 "Early Retirement Age" means age fifty-five (55).
2.12	“Eligible Employee” means an individual employed by an Alcon Affiliated Company who is determined by the ASERP Committee to be a key employee based upon grade level, job duties, and/or job performance and who is not a participant in the Alcon Pharmaceuticals, Ltd. International Umbrella Plan or any other retirement plan sponsored by an Alcon Affiliated Company determined by the ASERP Committee to be similar to or the equivalent of the ASERP. The ASERP Committee may change an individual’s status on a prospective basis at any time from that of an Eligible Employee to an employee who is not an Eligible Employee.

2.13	“Joint & Survivor Payment Option” means an actuarially reduced payment made to an ASERP Participant for the Participant’s life, with subsequent payment, reduced by fifty percent (50%), made to the Participant’s Surviving Spouse until the death of the Surviving Spouse.

                                                                   2.14 "Normal Retirement Age" means age sixty-two (62).
2.15	“Normal Retirement Benefit” means an amount equal to the Benefit Percentage times the ASERP Participant’s Average Annual Compensation less the applicable Social Security Offset.

2.16	“Reduced Normal Retirement Benefit” means the Normal Retirement Benefit reduced by the Applicable Penalty Percentage as determined pursuant to subparagraph 3.01(b).

2.17	“Social Security Offset” means the product of (i) total Years of Service multiplied by two and one-half percent (2.5%) of the ASERP Participant’s annual Social Security benefit. If an ASERP Participant is not eligible to receive Social Security benefits at the time benefits are payable under the ASERP but later becomes entitled to receive Social Security benefits, the amount of the Social Security Offset will be calculated when Social Security benefits begin. Once Social Security benefits have become payable, however, subsequent increases in Social Security benefits shall not cause the amount of the Social Security Offset to be recalculated to reduce the benefits payable under the ASERP. If Social Security benefits are decreased because of a change in dependent status, or if Social Security benefits cease because of a failure to meet Social Security benefit guidelines, the Social Security Offset under the ASERP will be recalculated to reflect those changes assuming entitlement to benefits under this ASERP continues.

                                                                 2.18 “Surviving Spouse” shall mean —

(a)	in the case of an ASERP Participant who dies while employed by an Alcon Affiliated Company and prior to commencement of an ASERP Benefit, an individual who was the spouse of such ASERP Participant at the time of his/her death;

(b)	in the case of an ASERP Participant who is no longer employed by an Alcon Affiliated Company but has a Vested Benefit that has not yet commenced, an individual who was the spouse of such ASERP Participant both at the time of such ASERP Participant’s termination of employment with the Alcon Affiliated Company and at the time of death; or

(c)	in the case of an ASERP Participant whose ASERP Benefit has commenced or who is receiving Disability benefits, an individual who was the spouse of the ASERP Participant both at the time such ASERP Participant’s ASERP Benefit or Disability benefit commenced, and at the time of the ASERP Participant’s death.

2.19	“Vested Benefit” means that an ASERP Participant has accumulated ten (10) Years of Service, has died or become Disabled while an Eligible Employee and while employed, or that there is a Change of Control as provided in Article V when the ASERP Participant is an Eligible Employee. An ASERP Participant’s Vested Benefit is subject to the forfeiture provisions and limitations set forth in Article VI.

                                                  2.20 "Year of Service" means the following:
(a)	the calendar year in which an ASERP Participant is designated as an Eligible Employee

(b)	each calendar year in which the individual continues to be designated as an Eligible Employee subsequent to such calendar year of entry, including any periods of Disability;

(c)	the calendar year of an Eligible Employee’s termination, retirement, or death (collectively, the “events”) if the first of the events occurs on or after July 1 of such calendar year; if the first of the events occurs on or before June 30 of such calendar year, then the year shall not constitute a “Year of Service”; and

(d)	one (1) year for every five (5) years of employment with any Alcon Affiliated Company and/or any entity (incorporated or unincorporated) acquired by an Alcon Affiliated Company. A year of employment shall be 365 days of employment. Years of employment shall be counted from the first day of employment to the day before the first date that an individual is designated as an Eligible Employee. Notwithstanding the foregoing, ASERP Participants who have at least five (5) years of employment with an Alcon Affiliated Company before the first date designated as Eligible Employees shall have years of employment counted from the first day of such employment through the end of the first year of designation as an Eligible Employee.

The maximum number of Years of Service that can be recognized under the ASERP is twenty (20).

END OF ARTICLE II

ARTICLE III: ASERP BENEFITS

                                                                   3.01 Benefits. .........
(a)	Normal Retirement Benefit. ASERP provides a Normal Retirement Benefit to each ASERP Participant who separates from service at or after attaining Normal Retirement Age provided such ASERP Participant has a Vested Benefit and does not violate the covenants set forth or otherwise forfeit his Benefit as set forth in Article VI.

(b)	Reduced Normal Retirement Benefit. ASERP provides a Reduced Normal Retirement Benefit to each ASERP Participant who separates from service with a Vested Benefit prior to having attained Normal Retirement Age and does not violate the covenants set forth or otherwise forfeit his ASERP Benefit as set forth in Article VI.

(i)	Calculation of Reduced Normal Retirement Benefit. The Reduced Normal Retirement Benefit is calculated by reducing the ASERP Participant’s Average Annual Compensation by the Applicable Penalty Percentage then multiplying such reduced Average Annual Compensation by the ASERP Participant’s Benefit Percentage and reducing such amount by the Social Security Offset.

(ii)	Applicable Penalty Percentage. The Applicable Penalty Percentage is as follows:

AGE AT SEPARATION FROM SERVICE (DEATH)	APPLICABLE PENALTY
61	4%
60	8%
59	12%
58	16%
57	20%
56	25%
55	30%

                                                    (c) Death Benefits.

(i)	ASERP provides a death benefit if an Eligible Employee dies prior to separation from service and is survived by a Surviving Spouse.

(ii)	A Surviving Spouse’s Reduced Normal Retirement Benefit death benefit shall begin as soon as administratively practicable after the ASERP Participant’s death. The amount of the deceased ASERP Participant’s benefit shall be determined pursuant to subparagraph 3.01(b).

                                                     (d) Disability Benefits.

(i)	Eligible Employee Approved for Long Term Disability. If an Eligible Employee suffers a Disability while employed by an Alcon Affiliated Company, ASERP Benefits shall begin (A) when the ASERP Participant attains Normal Retirement Age, or (B) if earlier, when benefits payable under an Alcon Affiliated Company’s long term disability plan or program cease. An ASERP Participant who is receiving benefits under an Alcon Affiliated Company’s long term disability plan or program at Normal Retirement Age will have his ASERP Benefits reduced dollar-for-dollar by such long term disability benefits. ASERP Benefits paid before Normal Retirement Age shall be subject to the Applicable Penalty Percentage.

(ii)	ASERP Participant No Longer Disabled. Notwithstanding the foregoing provisions of this paragraph, if the ASERP Participant, subsequent to approval for long term disability coverage under the long term disability plan or program maintained by an Alcon Affiliated Company, is medically certified as no longer disabled and chooses not to resume employment with an Alcon Affiliated Company such ASERP Participant shall be deemed to have terminated employment as of the date of such certification and shall no longer accrue any benefits under ASERP.

                                                                 3.02 Cost of Living Adjustment. All ASERP Benefit payments shall be increased by a Cost of Living Adjustment  as follows:
(a)	Each January 1, the ASERP Benefit shall be increased by an annual percentage adjustment equal to the greater of (i) one and one-half percent (1.5%) or (ii) any cost-of-living adjustment taking effect on or immediately prior to such January 1 under Section 215(i) of the United States Social Security Act (relating to a cost-of-living increase) for benefits under Title II of such Act (relating to Federal old-age, survivors, and disability insurance benefits). The percentage adjustment shall be compounded annually. Any applicable percentage adjustment shall commence not earlier than the January payment immediately following the commencement of ASERP Benefits.

(b)	Notwithstanding the provisions of the foregoing subparagraph 3.02(a), in the event that other than an annual percentage becomes applicable for purposes of Section 215(i) of the Social Security Act or the cost-of-living adjustment becomes effective on a date other than January 1, the annual percentage adjustment for ASERP Benefit payment purposes shall be redetermined and applied as of the date the adjustment becomes effective for benefits under Title II of the Social Security Act. If more than one rate is applicable for a calendar year, the rates should be combined or averaged, as the case may be, so that compounding occurs not more than annually. However, the annual percentage adjustment may never be less than one and one-half percent (1.5%).

3.03	Payment of Benefit. Unless a lump sum payment is chosen pursuant to subparagraph 3.04(b), ASERP Benefits shall be paid to the ASERP Participant each year in equal semi-monthly installments until and including the month in which such ASERP Participant shall die. Such installments shall commence not later than the first day of the second month after such ASERP Participant’s employment by any and all Alcon Affiliated Companies has terminated. Notwithstanding the foregoing, if the ASERP Participant terminates employment prior to attaining Early Retirement Age, ASERP Benefit payments shall commence the first day of the second month following ASERP Participant’s attainment of Early Retirement Age. Payments to the Surviving Spouse of a retired or terminated ASERP Participant who has elected the Joint & Survivor payment option shall begin as soon as administratively practicable, but not earlier than the date the ASERP Participant would have attained Early Retirement Age. If an ASERP Participant elects a lump sum payment, the payment shall be made not later than the first day of the second month after such ASERP Participant’s employment by any and all Alcon Affiliate Companies has terminated, unless the ASERP Participant terminates employment prior to attaining Early Retirement Age, in which case the lump sum payment shall be made on the first day of the second month following the ASERP Participant’s attainment of Early Retirement Age.

                                                                    3.04 Benefit Payment Options. Upon being designated as an Eligible Employee, each
ASERP Participant shall file with the ASERP Committee a written election of the form of benefit, from among the options set forth in this Article III. Any such election must be made within 6 months after the date on which such Eligible Employee’s participation hereunder first commences, and, except as expressly provided otherwise herein, shall be irrevocable; provided, however, that an ASERP Participant may change such election once during any year, with the new election to be effective for a distribution arising from termination of employment only if such distribution is to be made or commence more than twelve (12) months after the date of the new election. The ASERP Committee shall, as of the last day of the month within which the ASERP Participant terminates employment, certify to the employer the method of payment selected by the ASERP Participant.

(a)	Normal Form of Payment. The normal form of benefit payment is a single life annuity. That is, the Normal Retirement Benefit or the Reduced Normal Retirement Benefit will be paid for the life of the ASERP Participant.

(b)	Lump Sum Payment. An ASERP Participant may elect to receive a lump sum payment equal to the present value of the ASERP Participant’s ASERP Benefit. Such election can be made at anytime permitted by this Section. Payment of the lump sum amount may be made as of the first date that benefits would be paid under the ASERP pursuant to paragraph 3.03. The lump sum payment shall be the present value of the actuarial equivalent of the single life annuity otherwise payable under paragraph 3.04(a), determined using the Actuarial Assumptions.

(c)	Joint & Survivor Payment. An ASERP Participant who is married at the time of retirement or separation from service may elect to receive his/her ASERP Benefit as a Joint & Survivor Annuity. The Joint & Survivor Annuity shall consist of an immediate annuity for the life of the ASERP Participant, with a survivor annuity for the life of his/her Surviving Spouse which is equal to fifty percent (50%) of the amount of the payment made to the ASERP Participant during his/her life. The Joint & Survivor Annuity shall be the actuarial equivalent of the single life annuity otherwise payable under paragraph 3.04(a), determined using the Actuarial Assumptions.

3.05	Lump Sum Payment Election and Penalty. A lump sum payment other than elected pursuant to paragraph 3.04 above shall be available only with the written approval of the ASERP Committee. An ASERP Participant or a Surviving Spouse who has commenced receiving an ASERP Benefit, or is eligible to do so, may make an irrevocable election to receive, in lieu of continued annuity payments, a lump sum payment with an actuarial present value of the then remaining ASERP Benefit, reduced by ten percent (10%). The calculation of such lump sum amount shall be based on the Actuarial Assumptions. This election must be in writing, and will be effective as soon as administratively feasible following the date the election is received and approved by the ASERP Committee.

END OF ARTICLE III

ARTICLE IV: VESTED BENEFIT EVENTS AND BENEFIT ACCRUAL RULES

        [This Article IV was intentionally left blank.]

END OF ARTICLE IV

ARTICLE V: CHANGE OF CONTROL BENEFITS

      5.01    Benefit Upon Change of Control.

(a)	Credited Service. An Eligible Employee who is employed by an Alcon Affiliated Company on the date of a Change of Control shall be deemed to have a Vested Benefit. The Benefit Percentage for such Vested Benefit shall be equal to the product of (i) the ASERP Participant’s Years of Service as of the date of the Change of Control multiplied by (ii) the Annual Benefit Accrual Rate.

                                                         (b)        “Change of Control” means the happening of any of the following: (i) any “person” including a “group” (as  such terms are used in Sections 13(d) and 14(d) of the U.S.

Securities Exchange Act of 1934, as amended (the “Exchange Act”)), but excluding (i) the Company, (ii) any entity controlling, controlled by or under common control with the Company including Nestlé S.A. (Nestlé), (iii) any employee benefit plan of the Company or any such entity, (iv) any entity or group acting to facilitate any initial public offering of the Shares and, (v) with respect to any particular Participant, the Participant and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which such Participant is a member, and (vi) any acquisition of securities directly from the Company is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of either (i) the combined voting power of the Company’s then outstanding securities or (ii) the then outstanding Shares; or

(ii)	the consummation of any consolidation or merger of the Company or subsidiary where the shareholders of the Company immediately prior to the consolidation or merger, do not, immediately after the consolidation or merger, beneficially own (as such term is used in Rule 13(d)(3) under the Exchange Act), directly or indirectly, securities representing in the aggregate 51% or more of the combined voting power of the then outstanding voting securities of the corporation issuing cash or securities in the consolidation or merger (or its ultimate parent corporation, if any), except any such transaction with Nestlé or any entity controlled by Nestlé; or

(iii)	any sale, lease, exchange or other transfer (in one transaction or in a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company other than the sale or disposition by the Company of all or substantially all of the Company’s assets either (i) to an entity, at least 51% of the combined voting power of the voting securities of which are beneficially owned by shareholders in substantially the same proportion as their ownership of the Company immediately prior to such sale or (ii) to Nestlé or to an entity controlled by Nestlé, or

iv)	during any period of two consecutive years commencing on or after January 1, 2002, individuals who, at the beginning of the period, constituted the Board of Directors (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors then in office.

Solely for purposes of this definition the following terms have the meanings set forth below:

a.)	“Board of Directors” means, the Board of Directors of Alcon, Inc.

b.)	“Company” means, Alcon, Inc., the parent Company of Alcon Holdings Inc., a corporation organized in Switzerland, the shares of which are traded on the New York Stock Exchange (NYSE) under the symbol ACL, its subsidiaries, successors and assigns.

c.)	“Shares” means, the registered common stock, CHF 0.20 par value per share of Alcon, Inc.

(c)	Benefit. Upon a Change of Control an Eligible Employee’s ASERP Benefit shall commence to be paid not earlier than (i) the first day of the second month following the Change of Control, (ii) the first day of the month following the ASERP Participant’s attainment of age fifty (50), or (iii) upon termination of employment with the successor entity, whichever is later. The provisions of this Article V supersede all other provisions of the ASERP regarding benefit calculation and payment (except that paragraph 3.02 shall continue to apply to all benefit amounts from the date of Change of Control); however, this Article V does not affect ASERP Benefits of ASERP Participants or Surviving Spouses being paid or pending ASERP Benefits of ASERP Participants who separated from service prior to Early Retirement Age and before the Change of Control. An ASERP Participant who does not already have an effective lump sum election in place may elect to receive an immediate lump sum payment of any ASERP Benefit due as a result of this Article V. Such lump sum must be requested in writing. The lump sum amount shall be the present value of the actuarial equivalent of the Participant’s ASERP Benefit (in the form of a single life annuity), determined using the Actuarial Assumptions, reduced by ten percent (10%). Payment of the calculated lump sum shall be made as soon as administratively feasible following termination of employment, regardless of age.

(d)	At the time of a Change of Control, the Alcon Affiliated Companies shall establish a grantor trust and contribute to said trust the present value as of the Change of Control of accrued ASERP Benefits (based on the Actuarial Assumptions) for the purpose of holding assets for the payment of ASERP Benefits to Participants. If such trust has been previously established, the Alcon Affiliated Companies shall contribute the amount necessary such that the assets of the trust are not less than the present value as of the Change of Control of accrued ASERP Benefits.

END OF ARTICLE V

ARTICLE VI: FORFEITURES AND COVENANTS APPLICABLE

TO RECIPIENTS OF ASERP BENEFITS

                                                  6.01 Limitations and Forfeiture of Right to Benefits.
(a)	If an ASERP Participant’s employment is terminated voluntarily or involuntarily prior to accruing a Vested Benefit, such ASERP Participant forfeits all rights to the benefits provided by ASERP.

(b)	If an ASERP Participant ceased to be an Eligible Employee prior to accruing a Vested Benefit, such ASERP Participant forfeits all rights to benefits provided by ASERP.

(c)	If an ASERP Participant has chosen to participate in the Alcon Pharmaceuticals Ltd. International Umbrella Plan or any other retirement plan sponsored by an Alcon Affiliated Company determined by the ASERP Committee to be similar to or the equivalent of ASERP, such ASERP Participant forfeits all rights to the benefits provided by ASERP.

                                                                  6.02 Covenants

(a)	Confidential Information. ASERP Participants will, in the course of performing and fulfilling their duties, have access to and be entrusted with confidential information concerning the present and contemplated activities of, the techniques and modes of business operations evolved and used or to be evolved and used by any Alcon Affiliated Company and their respective customers and clients, which information is not generally known in the industry in which they do business, the disclosure of any of which confidential information to competitors or to other persons would be highly detrimental to the interests of the Alcon Affiliated Companies (the “Confidential Information”). As a condition to receipt of ASERP Benefits, each Participant will not directly or indirectly disclose or make any use of the Confidential Information without the written consent of the Alcon Affiliated Companies for himself or any third parties, and will return the originals and all copies of any documents or other media containing Confidential Information in his possession or under his control to the Alcon Affiliated Companies; provided, however that the Participant shall not be prohibited from using the personal skills and know-how developed by him during the term of his employment, and subject to the provisions of this Article VI, the Participant shall be allowed to pursue a career and earn his livelihood after the termination of his employment, through the use of such general skills and know-how he has obtained (but not any Confidential Information) before and during his employment without the express consent of, or any liability to, the Alcon Affiliated Companies. In the event of any actual or threatened violation of the provisions of this Article VI, the Alcon Affiliated Companies may commence proceedings in any court of competent jurisdiction for, and shall be entitled to obtain, preliminary and permanent injunctive relief or other appropriate equitable remedies (without any bond or other security being required) and an accounting of all profits and benefits arising out of such violation, which rights and remedies shall be in addition to any other rights or remedies to which the Alcon Affiliated Companies may be entitled at law.

(b)	Non-Solicitation. As a condition to receipt of ASERP Benefits, each Participant shall not, without the prior written consent of the Alcon Affiliated Companies, engage in any of the conduct described in subparagraphs (1) and (2) below, either directly or indirectly or in any capacity for any person, firm, partnership, corporation or other entity:

(1)	Directly or indirectly hire, attempt to hire, or assist any other person or entity in hiring or attempting to hire any current employee of the Alcon Affiliated Companies or any person who was such an employee within the 12-month period prior to the termination of the Participant’s employment; or

(2)	Directly or indirectly solicit, divert or take away, in competition with the Alcon Affiliated Companies, the business or patronage of any current customer.

                                               6.03 Covenant Not to Compete. As an ancillary covenant to the terms and conditions set forth above, and in consideration of the access to Confidential Information, and as a condition to receipt of ASERP Benefits, for a period of five (5) years following termination of employment, each Participant will not (without the prior written consent of the Alcon Affiliated Companies) either individually or in partnership or in conjunction with any other person or entity, as principal, agent, shareholder, guarantor, creditor, employee, consultant or in any other manner whatsoever, carry on any business of, or be engaged in, consult or advise, lend money to, guarantee the debts or obligations of, or permit his name or any part thereof to be used by, any person or entity engaged in or concerned with or interested in any business carried on, anywhere in which the Alcon Affiliated Companies carry on their businesses, which competes with the products manufactured and sold or services provided by the Alcon Affiliated Companies (the “Business”). If the Participant violates the Covenant Not To Compete set forth herein, he or she shall forfeit all ASERP Benefits. The ASERP Committee shall make the determination of whether a terminated ASERP Participant’s post-termination activities violate this covenant.

                                              6.04 Forfeiture based on Felony Conviction. If an ASERP Participant who has a Vested
Benefit is terminated voluntarily or involuntarily from employment with any Alcon Affiliated Company for reason of activity or conduct which results in a felony conviction or a plea of nolo contendere to a felony, under the law of any jurisdiction, such ASERP Participant shall forfeit all right to benefits under the ASERP at the discretion of the ASERP Committee.

END OF ARTICLE VI

ARTICLE VII: AUTHORITY TO ADMINISTER

7.01 The Board of Directors of Alcon Holdings Inc. shall have the right, at any time, to amend or terminate the ASERP, except that it may not terminate a Vested Benefit hereunder except as provided in Article VI.

7.02 Neither the ASERP Committee nor any members of the Board of Directors of any Alcon Affiliated Company shall be liable to any person for any action taken or omitted in connection with the administration or interpretation of the ASERP.

7.03 Subject to the limitations herein set forth, the ASERP Committee shall establish from time to time the rules or regulations for the administration of the ASERP and the transaction of its business, provided that no such rule or regulation shall be contrary to the specific provisions of the ASERP. The ASERP Committee has full discretion to interpret the ASERP, to determine whether a claimant is eligible for benefits; to decide the amount, form, and timing of benefits; and to resolve any other matter under the ASERP which is raised by a claimant or identified by the ASERP Committee. The ASERP Committee shall determine all questions arising from or in connection with the provisions of the ASERP and its administration, and any determination so made shall be final, conclusive and binding upon all persons affected thereby.

(a)	Claims under the ASERP by an ASERP Participant or anyone claiming through an ASERP Participant (hereinafter referred to as a “Claimant”) shall be presented to the ASERP Committee in writing, which shall either arrange for payment of the claim or otherwise dispose of it. Upon receipt of a claim, the ASERP Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The ASERP Committee may, however, extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the ASERP Committee shall adopt a written report, using language calculated to be understood by the Claimant, setting forth:

(i)	The specific reason or reasons for such denial;

(ii)	The specific reference to pertinent provisions of the ASERP upon which such denial is based;

(iii)	A description of any additional material or information necessary for the Claimant to clarify his/her claim and an explanation why such material or such information is necessary;

(iv)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(v)	The time limits for requesting a review.

(b)	Any person whose claim for benefits has been denied may, within sixty (60) days after receipt of notice of denial, submit a written request for review of the decision denying the claim. In such case, the ASERP Committee shall make a full and fair review of such decision within sixty (60) days after receipt of a request for review and notify the claimant in writing of the review decision, specifying the reasons for such decision. If Claimant does not request a review of the ASERP Committee’s determination within such sixty (60) day period, he/she shall be barred and estopped from challenging the ASERP Committee’s determination.

7.04 Communications to the ASERP Committee shall be addressed to the Chairman of the ASERP Committee, 6201 South Freeway, Fort Worth, Texas 76134. The Secretary of the ASERP Committee is hereby designated as agent for service of legal process with respect to any claims arising under the ASERP.

END OF ARTICLE VII

ARTICLE VIII: SOURCE OF BENEFITS

8.01	Benefits Payable from General Assets. Benefits payable under the ASERP shall be paid exclusively from the general assets of the Alcon Affiliated Company(ies) which is (or was) the employer of the ASERP Participant, and no person entitled to payment under the ASERP shall have any claim, right, priority, security interest, or other interest in any fund, trust, account, or other asset of the Alcon Affiliated Companies that may be looked to for such payment. The liability for the payment of benefits hereunder shall be evidenced only by the ASERP and by the existence of a book reserve established and maintained by the Alcon Affiliated Companies for purposes of the ASERP.

                                                 8.02 Investments to Facilitate Payment of Benefits. Although the Alcon Affiliated
Companies are not obligated to invest in any specific asset or fund in order to provide the means for the payment of any liabilities under the ASERP, they may elect to do so. In such event, the Participant shall not have any interest whatever in such asset or fund. Although the Alcon Affiliated Companies may earmark, invest or segregate assets representing its commitment to the Participant under the ASERP, no such action shall give the Participant or any person claiming through him any claim to any such earmarked or segregated account or investment asset at any time or any security for the payment of benefits. All such investments and accounts shall remain the general assets of the Alcon Affiliated Companies. Similarly, no investment earnings, increases or gains realized or unrealized upon any such earmarked or segregated account or investment shall inure to the benefit of the Participant directly or indirectly, but all shall remain the property of the Alcon Affiliated Companies. In addition, benefits payable under the terms of the ASERP shall not be limited or governed in any way by the value or proceeds of any such asset or its earnings. All Participants shall in all events have the status of general unsecured creditors of the Alcon Affiliated Companies, and the ASERP shall constitute a mere unsecured promise to make benefit payments in the future.

To the extent that funds are actually invested, earmarked and/or segregated for the purpose of payment of an Alcon Affiliated Company’s obligations under the ASERP, (1) no trust or secured arrangement shall be deemed to have been created because of such investment, earmarking or segregation, (2) all earnings, gains, losses and expenses experienced on such investments shall remain the property of the Alcon Affiliated Companies and shall have no effect on the Alcon Affiliated Company’s obligations to the Participant, and (3) all such assets or funds shall remain subject to the claims of the Alcon Affiliated Company’s general creditors.

                                                 8.03 Unfunded Plan. It is the intention of the Alcon Affiliated Companies that the
ASERP and the benefits provided hereunder be administered as an unfunded pension benefit plan for federal income tax purposes and established and maintained for members of a select group of management or highly compensated employees as described in Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974 (“ERISA”). The employers and the Committee shall comply in all respects with the requirements imposed by ERISA upon such plans.

END ARTICLE VIII

ARTICLE IX: MISCELLANOUS

9.01 The ASERP Participant’s ASERP Benefit granted hereunder or any interest therein is not transferable or assignable and shall not be subject to alienation, encumbrance, garnishment, attachment, execution, or levy of any kind, voluntary or involuntary, except when, where, and if compelled by any applicable law.

9.02 As used in this ASERP, reference to any gender shall include the masculine and feminine genders, and defined terms shall include the singular or plural, as appropriate.

9.03 The obligations of Alcon and/or any Alcon Affiliated Company under the ASERP shall be binding upon its successors and assigns.

9.04 In the event that any provision of the ASERP is determined by any judicial, quasi-judicial, or administrative body to be invalid or unenforceable for any reason, all other provisions of the ASERP shall remain in full force and effect as if such provision had never been a part of the ASERP.

9.05 Nothing herein shall be construed as an offer or commitment by Alcon and/or any Alcon Affiliated Company to continue any ASERP Participant’s employment for any period of time.

9.06 Amounts paid to an ASERP Participant or if the Joint & Survivor Payment Option is elected by the Participant, his/her designated Surviving Spouse under the ASERP shall be net of any taxes or other amounts required to be withheld by the payor under any applicable law, rule, or regulation.

         9.07 This writing constitutes the final and complete embodiment of the terms of the ASERP.

END ARTICLE IX

X-1

ARTICLE X: SIGNATURE AND ATTESTATION

        Effective as of the 1st day of January, 2004.

ALCON HOLDINGS INC.

By: /s/ T.R.G. Sear
T.R.G. Sear,
Chairman of the Board, Chief Executive Officer and President of Alcon Laboratories, Inc.
and Chief Executive Officer, and President of the Management Group

Date: December 19, 2003

By: /s/ J. A. Fouse
Jacqualyn Fouse,
Sr. Vice President, Finance and Chief Financial Officer

Date: December 19, 2003

ATTEST:

/s/ Elaine E. Whitbeck
Elaine E. Whitbeck, Vice President, AssociateGeneral
Counsel/Assistant Secretary